Exhibit 99.1

Spartan Acquisition Corp. III Announces Receipt of Notification Letter from NYSE

NEW YORK, May 28, 2021—Spartan Acquisition Corp. III (the “Company”) (NYSE: SPAQ) announced today that it received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Q1 2021 Form 10-Q”) with the U.S. Securities and Exchange Commission (the “SEC”).

The NYSE informed the Company that, under NYSE rules, the Company will have six months from May 24, 2021 to file the Q1 2021 Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Q1 2021 Form 10-Q.

As the Company reported in its Form 12b-25 filed with the SEC on May 17, 2021, the Company reevaluated the accounting treatment of its warrants (the “Warrants”) following the issuance by the Staff of the SEC (the “SEC Staff”) of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”), which provides guidance for all SPACs regarding the accounting and reporting for their warrants. The Company concluded that, based on the SEC Staff Statement, the Warrants should be accounted for as a liability and measured at fair value, with changes in fair value for each period reported in the Company’s statement of operations. The Company continues to work diligently to complete the Q1 2021 Form 10-Q as soon as possible, and the Company anticipates filing the Q1 2021 Form 10-Q prior to June 4, 2021.

About Spartan Acquisition Corp. III

Spartan Acquisition Corp. III was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the energy value chain in North America, with a particular focus on opportunities aligned with energy transition and sustainability themes. The Company is sponsored by Spartan Acquisition Sponsor III LLC, which is owned by a private investment fund managed by an affiliate of Apollo Global Management, Inc. (NYSE: APO).

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2021. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For investors please contact:

info@spartanspaciii.com

For media inquiries please contact:

communications@apollo.com